Filed Pursuant to Rule 433

Registration Statement No. 333-224400

October 28, 2019

US$1,000,000,000

Rogers Communications Inc.

3.700% Senior Notes due 2049

Dated October 28, 2019

The following information supplements (or supersedes, to the extent that it is inconsistent therewith) the Preliminary Prospectus Supplement dated October 28, 2019 relating to the below described securities (the “Preliminary Prospectus Supplement”). Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Rogers Communications Inc.

Guarantor:	Rogers Communications Canada Inc.

Trade Date:	October 28, 2019

Settlement Date*:	November 12, 2019 (T+10)

Aggregate Principal Amount:	US$1,000,000,000

Expected Ratings**:	Moody’s Investors Service Inc.: Baa1 S&P Global Ratings: BBB+ Fitch Ratings Ltd.: BBB+

Maturity Date:	November 15, 2049

Coupon:	3.700%

Public Offering Price:	98.926%, plus accrued interest, if any, from November 12, 2019

Yield to Maturity:	3.760%

Spread to Benchmark Treasury:	+142 basis points

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Price and Yield:	111-12 / 2.340%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2020

Record Dates:	May 1 and November 1

Redemption Provisions:

Make-whole Call:	Callable prior to May 15, 2049 at the greater of par or a discount rate of Treasury plus 25 basis points

Par Call:	Callable on or after May 15, 2049 at 100%

CUSIP / ISIN:	775109BP5/US775109BP56

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:

BMO Capital Markets Corp.

CIBC World Markets Corp.

National Bank of Canada Financial Inc.

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

*         *         *

*Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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